Exhibit 5.01

            [letterhead of Whitaker, Chalk, Swindle & Sawyer, L.L.P.]

                                November 13, 2000



Corzon, Inc.
1087 Broad Street, Suite 402
Bridgeport, Connecticut 06604

Re: Corzon, Inc. Amendment No. 1 to Registration Statement on Form SB-2, No. 333-47856 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as special counsel to Corzon, Inc., a Texas corporation (the "Company"), in connection with the opinions given herein for filing with the Registration Statement under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 42,996,594 shares of the Company's common stock, $.01 par value per share (the "Common Stock") including a certain number of such securities issued or issuable, upon exercise by holders of certain warrants to purchase shares of Common Stock and issued pursuant to the acquisition of certain businesses (such Common Stock, the "Company Shares").

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amendment No. 1 to Registration Statement on Form SB-2; (ii) the Company's Articles of Incorporation, as presently in effect and (iii) the forms of Warrant to Purchase Common Stock of the Company issued to Sterling Capital, LLC. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as forms of executed documents, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that all parties had, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Company Shares (other than the shares to be issued upon exercise of the warrant referenced above) have been duly authorized by the Board of Directors of the Company and are validly issued, fully paid and nonassessable, and when the certificates evidencing the applicable Company Shares shall have been duly issued in exchange for the consideration specified in and as contemplated in the warrant referenced above, such Company shares will be duly authorized, validly issued, fully paid and nonassessable.

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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Whitaker, Chalk,  Swindle & Sawyer, L.L.P.

/s/ Wayne M.  Whitaker

Wayne M.  Whitaker, Partner